Kadmon Receives FDA Guidance on Pivotal Clinical Trial Design for KD025 in Chronic Graft-Versus-Host Disease

NEW YORK, April 10, 2018 – Kadmon Holdings, Inc. (NYSE: KDMN) (the “Company”) today announced that it has received final minutes from a March 2018 Type C meeting with the U.S. Food and Drug Administration (FDA) regarding the development pathway for KD025, the Company’s Rho-associated coiled-coil kinase 2 (ROCK2) inhibitor, for the treatment of chronic graft-versus-host disease (cGVHD). Based on the FDA’s guidance, Kadmon plans to initiate an open-label, two-arm, pivotal Phase 2 clinical trial to support the potential registration of KD025 in cGVHD.

In the planned pivotal trial (KD025-213), patients will be randomized to receive one of two dose levels of KD025: 200 mg QD or 200 mg BID; 48 patients will be enrolled into each arm. Either KD025 dose may be considered by the FDA for the registrational dose. The study will enroll adults with active cGVHD who have received at least two prior lines of systemic therapy for cGVHD. The primary endpoint is the Overall Response Rate (ORR), defined as the percentage of patients who meet the 2014 National Institutes of Health (NIH) Consensus Conference overall response criteria, supported by a key secondary endpoint of Duration of Response (DOR).

“We are pleased with the FDA’s guidance, which provides us with a clear regulatory path forward to support a submission for potential approval,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “Furthermore, this trial design allows us to evaluate two dose levels of KD025, either of which could meet the target for potential registration. We look forward to advancing KD025 through this pivotal study.”

About KD025

KD025 is a selective oral inhibitor of ROCK2, a signaling pathway that mediates cell movement, shape, differentiation and function and is dysregulated in many chronic diseases, including cGVHD. Previously reported data from an ongoing Phase 2 clinical trial of KD025 in cGVHD (KD025-208) demonstrated an ORR of approximately 66%. KD025 was also well tolerated, with no drug-related serious adverse events (SAEs). In October 2017, KD025 received orphan drug designation from the FDA for KD025 in cGVHD.

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation, a procedure that is often used to treat patients with cancers such as myeloma or leukemia. With cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs. Our product pipeline is focused on inflammatory, fibrotic and genetic diseases.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation; (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxiv) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com